VALHI REPORTS THIRD QUARTER 2016 RESULTS

DALLAS, TEXAS . . November 8, 2016.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $3.0 million, or $.01 per diluted share, in the third quarter of 2016 compared to a net loss of $11.7 million, or $.03 per diluted share, in the third quarter of 2015.   For the first nine months of 2016, Valhi reported a net loss attributable to Valhi stockholders of $25.0 million, or $.07 per diluted share, compared to a net loss of $103.7 million, or $.30  per diluted share in the first nine months of 2015.  We reported a net loss attributable to Valhi stockholders in the first nine months of 2015 primarily due to the recognition of a non-cash deferred income tax asset valuation allowance related to the Chemicals Segment's German and Belgian operations recognized in the second quarter.

The Chemicals Segment's net sales of $356.1 million in the third quarter of 2016 were $19.6 million, or 6%, higher than in the third quarter of 2015.   The Chemicals Segment's net sales of $1,030.6 million in the first nine months of 2016 were $31.2 million, or 3%, lower than in the first nine months of 2015.  The Chemicals Segment's net sales increased in the third quarter as compared to the same period in 2015 due to higher average TiO2 selling prices and higher sales volumes. The Chemicals Segment's net sales decreased in the first nine months of 2016 primarily due to lower average selling prices partially offset by higher sales volumes.  The Chemicals Segment's average TiO2 selling prices were 2% higher in the third quarter of 2016 as compared to the third quarter of 2015, and were 7% lower in the first nine months of the year as compared to the same prior year period.  The Chemicals Segment's average selling prices at the end of the third quarter of 2016 were 6% higher than at the end of the second quarter of 2016, and 8% higher than at the end of 2015, with higher prices in all major markets.  TiO2 sales volumes in the third quarter were 6% higher as compared to the third quarter of 2015 due to higher sales in North American and export markets, partially offset by lower sales in Latin America.  TiO2  sales volumes in the first nine months of 2016 were 6% higher than the same period of 2015 due to higher sales in European, North American and export markets in 2016, partially offset by lower sales in Latin America.  The Chemicals Segment's sales volumes in the third quarter and first nine months of 2016 set an overall new record for a third quarter and first-nine-months period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $2 million in the third quarter and decreasing net sales by approximately $8 million in the first nine months of 2016.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Chemicals Segment's operating income in the third quarter of 2016 was $30.1 million as compared to an operating loss of $1.3 million in the third quarter of 2015.  For the year-to-date period, the Chemicals Segment's operating income was $45.8 million as compared to $24.8 million in the first nine months of 2015.  Operating income in the 2015 year-to-date period includes an aggregate workforce reduction charge of $21.5 million ($10.7 million, or $.03 per share, net of noncontrolling interest and income tax benefit), most of which was recognized in the second quarter.  Excluding the impact of the 2015 workforce reduction charge, operating income increased in the third quarter of 2016 as compared to the third quarter of 2015 primarily due to the net effects of higher average TiO2 selling prices lower raw material and other production costs (including cost savings resulting from workforce reductions implemented in 2015 reflected in both cost of sales and other operating expenses), higher sales volumes and higher production volumes.  Excluding the impact of the 2015 workforce reduction charge, operating income decreased slightly in the year–to-date comparisons primarily due to the net effects of lower average TiO2 selling prices, lower raw material and other production costs, higher sales volumes and higher production volumes.  Excluding the impact of the workforce reduction charge, the Chemicals Segment's operating income was $46.3 million in the first nine months of 2015, and was an operating loss of $.9 million in the third quarter of 2015.  The Chemicals Segment's TiO2 production volumes were 5% higher in the third quarter, and 1% higher in the first nine months of 2016 as compared to the same periods of 2015.  The Chemicals Segment's operated its production facilities at overall average capacity utilization rates of 97% in the first nine months of 2016 (approximately 97%, 95% and 100% of practical capacity in the first, second and third quarters, respectively) compared to approximately 96% in the first nine months of 2015 (93%, 100% and 95% in the first, second and third quarters of 2015, respectively).  The Chemicals Segment's production rates in the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with our permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected operating income comparisons, which increased operating income by approximately $2 million in the third quarter and by approximately $13 million in the year-to-date period.

The Component Products Segment's net sales increased $1.9 million, or 7%, in the third quarter of 2016 as compared to the same period, and operating income increased from $3.4 million in the third quarter of 2015 to $4.4 million in the third quarter of 2016, due to higher security product sales to existing government customers coupled with manufacturing efficiencies and fixed cost leverage resulting from increased manufacturing volume.   Component Products Segment's net sales decreased $.7 million, or 1%, in the year-to-date 2016 period primarily due to security product sales in 2015 for a government security end-user that, as expected, did not recur in 2016.  During the third quarter of 2016, the Component Product's Segment was awarded a substantial new project with the same customer which began to ship in August 2016.  Component Product Segment's operating income was comparable for both year-to-date periods.
The Waste Management Segment's net sales increased $3.7 million in the third quarter of 2016 compared to the same period of 2015 but decreased $5.0 million in the first nine months of 2016 compared to the same period in 2015.  Disposal volumes for the third quarter and first nine months of 2016 were negatively impacted by a general industry wide slowdown in shipments of waste for disposal, although mix of higher level of radioactivity and therefore disposal price was greater in the third quarter of 2016 as compared to the same period in 2015.  Such decline in disposal volumes was offset by an increase in transportation related revenue in 2016 as we seek to increase our logistical capabilities to better manage customer disposal shipments; however, increases in transportation revenue also add to our cost of sales as we generally pass through actual logistics costs plus a service fee to our customers.  In addition we benefited from a one-time disposal campaign related to the decommissioning of a nuclear power plant which contributed $4.8 million of revenue in the first nine months of 2015, primarily in the first quarter.  Higher revenue in the third quarter of 2016 resulted in better coverage of fixed costs as compared to the same period of 2015, and the third quarter also benefited from lower selling, general and administrative expenses as we are actively taking measures to control costs, where possible.  As a result, our Waste Management Segment had a lower operating loss in the third quarter of 2016 than the same period of 2015.  Lower disposal volumes in the first nine months of 2016 resulted in lower coverage of fixed costs as compared to the same period of 2015 somewhat offset by lower selling, general and administrative expenses noted above.  As a result, our Waste Management Segment had a higher operating loss in the first nine months of 2016 than in the same period of 2015.
 The Real Estate Management and Development Segment had third quarter 2016 sales of $8.7 million, including $6.6 million in revenue on sales of land held for development, compared to sales of $10.3 million in the third quarter of 2015, including $7.9 million in sales of land held for development.   For the first nine months of 2016 the Real Estate Management and Development Segment had sales of $15.8 million, including $9.8 million in revenue on sales of land held for development, compared to sales of $28.1 million in the first nine months of 2015, including $21.3 million in sales of land held for development. In the third quarter of 2016 we closed on a large commercial retail parcel within the residential planned community, because a large portion of the work for the overall phase had previously been completed we were able to recognize a commensurate percentage of the land sale as revenue immediately at close.   The Real Estate Management and Development Segment recognized an operating loss in the first nine months of 2016 of $5.1 million compared to operating income of $2.6 million in the same period of 2015.  Included in the 2016 year-to-date operating loss is a first quarter contract related intangible asset impairment charge of $5.1 million ($.01 per diluted share, net of noncontrolling interest and income tax benefit) resulting from an amendment to a water delivery contract entered into in January 2016.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company does not expect to recognize significant operating income on land sales during 2016.

Corporate expenses were 9% lower in the third quarter of 2016 as compared to the third quarter of 2015, primarily due to lower administrative costs somewhat offset by higher environmental remediation and related costs.  Corporate expenses were flat in the first nine months of 2016 compared to the same period of 2015, as lower litigation and related expenses and administrative costs were offset by higher environmental and related costs.   Interest expense increased to $15.9 million in the third quarter of 2016 from $14.4 million in the third quarter of 2015 and to $47.4 million in the first nine months of 2016 from $43.5 million in the same period of 2015 primarily due to higher average debt balances outstanding and higher average interest rates during 2016 compared to the same periods of 2015, and the impact of an interest rate swap contract entered into by our Chemicals Segment effective September 30, 2015.

The Company's income tax expense in the first nine months of 2015 includes a non-cash deferred income tax expense of $152.6 million ($.26 per diluted share net of noncontrolling interest) most of which was recognized in the second quarter related to the recognition of a deferred income tax asset valuation allowance related to the Chemicals Segment's German and Belgian operations.  The Company's income tax expense in the first nine months of 2016 includes an additional non-cash deferred income tax expense of $2.1 million related to the recognition of a deferred income tax asset valuation allowance related to the Chemicals Segment's German and Belgian operations. The Company's income tax expense in the third quarter of 2016 includes a $5.5 million ($.01 per diluted share) current income tax benefit related to the execution and finalization of an Advance Pricing Agreement between the U.S. and Canada associated with our Chemicals Segment.  The Company's income tax expense in the first nine months of 2015 includes a non-cash income tax benefit of $2.4 million ($.01 per diluted share) related to a net reduction in our reserve for uncertain tax positions, most of which was recognized in the first quarter of 2015.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;

•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against any possible future challenge to WCS' operating licenses and permits;
•	Unexpected delays in the operational start-up of shipping containers procured by WCS;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income (loss) before the impact of the workforce reduction charge, which is used by the Company's management to assess the performance of the Company's Chemicals Segment's operations.  The Company believes disclosure of operating income (loss) before the impact of the workforce reduction charge provides useful information to investors because it similarly allows investors to analyze the performance of the Company's Chemicals Segment's operations in the same way that the Company's management assesses performance.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2016	2015	2016
	(unaudited)		(unaudited)

Net sales
Chemicals	$336.5	$356.1	$1,061.8	$1,030.6
Component products	26.5	28.4	83.3	82.6
Waste management	9.9	13.6	34.9	29.9
Real estate management and development	10.3	8.7	28.1	15.8

Total net sales	$383.2	$406.8	$1,208.1	$1,158.9

Operating income (loss)
Chemicals:
Before workforce reduction charge	$(0.9)	$30.1	$46.3	$45.8
Workforce reduction charge	(0.4)	-	(21.5)	-
Total Chemicals	(1.3)	30.1	24.8	45.8
Component products	3.4	4.4	11.4	11.5
Waste management	(8.3)	(5.1)	(19.3)	(23.0)
Real estate management and development	1.2	0.3	2.6	(5.1)

Total operating income (loss)	(5.0)	29.7	19.5	29.2

General corporate items:
Securities earnings	6.5	6.8	19.9	20.5
Insurance recoveries	.1	0.1	3.5	.4
General expenses, net	(10.0)	(9.1)	(29.4)	(29.2)
Interest expense	(14.4)	(15.9)	(43.5)	(47.4)

Income (loss) before income taxes	(22.8)	11.6	(30.0)	(26.5)

Income tax expense (benefit)	(9.5)	2.6	105.4	(5.8)

Net income (loss)	(13.3)	9.0	(135.4)	(20.7)

Noncontrolling interest in net income (loss)
of subsidiaries	(1.6)	6.0	(31.7)	4.3

Net income (loss) attributable to Valhi stockholders	$(11.7)	$3.0	$(103.7)	$(25.0)

Basic and diluted net loss per share:
Net income (loss) per share attributable to Valhi
stockholders	$(.03)	$.01	$(.30)	$(.07)

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2016 vs. 2015	2016 vs. 2015
(unaudited)		(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	2%	(7)%
TiO2 sales volumes	6	6
TiO2 product mix	(1)	(1)
Changes in currency exchange rates	(1)	(1)

Total	6%	(3)%